Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 20, 2015, relating to the consolidated financial statements and financial statement schedule of Fossil Group, Inc. and subsidiaries, and the effectiveness of Fossil Group, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Fossil Group, Inc. for the year ended January 3, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas

April 8, 2015